NEWS RELEASE


Contact: Paul S. Feeley                                For Release: Immediately
         Senior Vice President, Treasurer &
           Chief Financial Officer
         (617) 628-4000

                             CENTRAL BANCORP REPORTS
                               QUARTERLY EARNINGS

      SOMERVILLE, MASSACHUSETTS, November 6, 2007 - Central Bancorp, Inc. (NASDAQ Global MarketSM:CEBK) (the "Company") today reported that its net income for the quarter ended September 30, 2007 increased to $465,000, or $0.33 per diluted share, from net income of $351,000, or $0.24 per diluted share, in the comparable prior year quarter. The Company's earnings for the six months ended September 30, 2007 improved to $690,000, or $0.49 per diluted share, from $464,000, or $.32 per diluted share, for the corresponding period of 2006.

      The increase in net income for the September 2007 quarter primarily resulted from a $404,000 decrease in non-interest expenses, mainly for personnel and marketing costs, and a $300,000 negative provision for loan losses during the current quarter. Partially offsetting the foregoing improvements was a $623,000 decline in net interest and dividend income, which reflected the impact of the continuing flat to inverted yield curve during much of the quarter and strong local competition for deposits and loans in the Company's market area, which resulted in an increase in the cost of funds and a decline in the yield on interest-earning assets.

      The net interest rate spread and the net interest margin declined from 2.45% and 2.91%, respectively, for the quarter ended September 30, 2006 to 1.95% and 2.43%, respectively, for the 2007 comparable period. While the cost of funds increased by 22 basis points, the yield on interest-earning assets declined by 28 basis points. Interest-bearing liabilities continued to re-price upward faster than interest-earning assets, primarily due to the combined effect of the prolonged flat to inverted yield curve environment and continued strong competition for both

                                   (continued)

Central Bancorp, Inc.
Page 2 of 5

deposits and loans in the Company's market area. Although there was some steepening of the Treasury yield curve near the end of the quarter, competitive pressures have a more direct impact on the Company's asset yields and deposit costs. Notwithstanding the Federal Reserve interest rate cut near the end of the quarter, there is a lag time before we can expect to see a significant impact of the rate cuts on the earnings stream of the Company.

      The provisions for loan losses were $(300,000) and $0, respectively, for the quarters ended September 30, 2007 and 2006. The Company provides for loan losses in order to maintain the allowance for loan losses at a level that management estimates is adequate to absorb probable losses based on an evaluation of known and inherent risks in the portfolio. In determining the appropriate level of the allowance for loan losses, the Company considers past and anticipated loss experience, evaluations of underlying collateral, prevailing economic conditions, the nature and volume of the loan portfolio and the levels of non-performing and other classified loans. Based on recent Company loan loss experience and trends in the various categories of loans made by the Company, and following revised guidance from Federal regulatory authorities, management deemed it appropriate to record a reduction in the allowance for loan and lease losses during the quarter ended September 30, 2007 as compared to no provision during the corresponding prior year period. Management evaluates the level of the loan loss reserve on a regular basis and considered the allowance for loan losses to be adequate during both periods.

      Non-interest expense declined by $404,000 as compared to the same quarter last year due primarily to lower levels of staffing, the fact that no raises were granted as would normally have been the case as of April 1, 2007, and a substantial decrease in marketing costs.

      Higher pre-tax income caused income tax expense for the September 30, 2007 quarter to increase $54,000 from the corresponding 2006 period.

      The improved net income for the six months ended September 30, 2007 primarily resulted from a $734,000 decrease in non-interest expenses, mostly for employee costs and marketing, and a $350,000 decrease in the provision for loan losses, mainly attributable to the $300,000 reduction recorded in the September 2007 quarter, as discussed above. These improvements were partially offset by an $861,000 decline in net interest and dividend income.

                                   (continued)

Central Bancorp, Inc.
Page 3 of 5

      The net interest rate spread and the net interest margin declined from 2.38% and 2.82%, respectively, for the six months ended September 30, 2006 to 1.97% and 2.44%, respectively, for the 2007 comparable period. While the cost of funds increased by 36 basis points, the yield on interest-earning assets declined by 5 basis points.

      The provision for income taxes for the six months ended September 30, 2007 rose to $363,000, compared to the $244,000 provision for the six months ended September 30, 2006, reflecting the higher pre-tax income reported in the 2007 period.

      Total assets were $552.7 million at September 30, 2007 and $566.1 million at March 31, 2007. During the six months ended September 30, 2007, short-term investments decreased by $8.6 million and investment securities decreased by $2.3 million as a result of the redeployment of these funds to offset the impact of the deposit decline of $29.6 million. Deposits decreased from $388.6 million at March 31, 2007 to $359.0 million at September 30, 2007. Deposits declined primarily because of continuing strong competition for deposits in our market area, particularly for certificates of deposit which declined $36.8 million from $217.9 million at March 31, 2007 to $181.1 at September 30, 2007. The decrease in term deposits is primarily the result of the Bank's strategy to discontinue advertising premium rates on certificates of deposit and to instead utilize more cost-effective Federal Home Loan Bank ("FHLB") advances as a funding source. During the current fiscal year, the Company has also taken advantage of favorable FHLB advance rates to partially offset the decline in certificates of deposits. FHLB advances increased to $140.0 million at September 30, 2007. The Company continued to offer lower rates on certificates of deposits than in prior periods and substantially reduced related marketing costs by discontinuing its advertising of premium rates on certificates of deposit. Total loans declined by $2.9 million as the Company continued to sell newly originated residential loans in the secondary markets that do not meet the Company's rate or underwriting requirements.

                                   (continued)

Central Bancorp, Inc.
Page 4 of 5

      Senior management continued to give high priority to monitoring the Company's asset quality by focusing on early detection of potentially problem loans. At September 30, 2007, non-performing loans totaled $9.3 million as compared to $1.6 million at the same date in 2006. Net interest income not recognized on non-accrual loans during the quarter amounted to $162,000. The increase is primarily the result of two construction loan projects on non-accrual status that are nearing completion. The borrower on one of these projects has filed for chapter 11 bankruptcy which will delay the ultimate repayment of this loan. The other major project represents a construction loan for two large homes in an affluent suburban location. One property is on the market and the other is nearing completion and expected to be on the market in the near future. Management continues to work with the borrowers and the bankruptcy trustees to resolve these situations as soon as possible. Management believes that there are adequate reserves and collateral securing these loans to cover losses that may result from non-performing loans.

      Central Bancorp, Inc. is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating nine full-service banking offices, a limited service high school branch in suburban Boston and a standalone 24-hour automated teller machine in Somerville.

                           (See accompanying tables.)

------------------------------------------------------------------------------
      This press release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services.
------------------------------------------------------------------------------

Central Bancorp, Inc.
Page 5 of 5



                              CENTRAL BANCORP, INC.
                           CONSOLIDATED OPERATING DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    Quarter Ended         Six Months Ended
                                                    September 30,           September 30,
                                                 ------------------      ------------------
                                                 2007        2006        2007         2006
                                                 ------------------      ------------------
                                                   (Unaudited)             (Unaudited)
Net interest and dividend income                 $3,253     $3,876       $6,593     $7,454
Provision for loan losses                          (300)         0         (300)        50
Net gain from sales and write-downs
  of investment securities                          172        116          288        228
Gains on sales of loans                              25         25           77         59
Other non-interest income                           337        306          694        650
Non-interest expenses                             3,383      3,787        6,899      7,633
                                                 ------     -------      -------    -------
  Income before taxes                               704        536        1,053        708
Provision for income taxes                          239        185          363        244
                                                 ------     -------      -------    -------
  Net income                                     $  465     $  351       $  690     $  464
                                                 ------     -------      -------    -------
Earnings per share:
  Basic                                          $  .33     $  .24       $  .50     $  .32
                                                 ------     -------      -------    -------
  Diluted                                        $  .33     $  .24       $  .49     $  .32
                                                 ------     -------      -------    -------
Weighted average number of
  shares outstanding:
  Basic                                           1,394      1,444        1,393      1,442
                                                 ------     -------      -------    -------
  Diluted                                         1,399      1,457        1,400      1,455
                                                 ------     -------      -------    -------
Outstanding shares, end of period                 1,640      1,591        1,640      1,591
                                                 ------     -------      -------    -------



                         CONSOLIDATED BALANCE SHEET DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        September 30,         March 31,
                                            2007                 2007
                                        -------------------------------
                                                 (Unaudited)
Total assets                            $552,710             $566,140
Short-term investments                     5,872               14,470
Total investments                         72,375               74,705
Total loans (1)                          458,200              461,117
Allowance for loan losses                  3,378                3,881
Deposits                                 358,996              388,573
Borrowings                               140,823              125,712
Subordinated debenture                    11,341               11,341
Stockholders' equity                      38,550               37,702
Book value per share                       23.51                22.99
Equity to assets                            6.97%                6.66%
Non-performing assets to total assets       1.68                 0.06


(1) Includes loans held for sale of $0 and $575 at September 30, (2007) and March 31, 2007, respectively.



                            SELECTED FINANCIAL RATIOS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          Quarter Ended          Six Months Ended
                                          September 30,           September 30,
                                        ------------------      ------------------
                                        2007        2006        2007         2006
                                        ------------------      ------------------
                                                   (Unaudited)             (Unaudited)
Return on average assets                0.34 %     0.26 %       0.25 %      0.1%
Return on average equity                4.88       3.55         3.63        2.35
Interest rate spread                    1.95       2.45         1.97        2.38
Net interest margin                     2.43       2.91         2.44        2.82
